Exhibit 99.1

NEWS RELEASE

Contact:	Robert Higginbotham Vice President, Investor Relations robert.higginbotham@footlocker.com (212) 720-4600

Foot Locker, Inc. Reports 2022 First Quarter Results;

Updates 2022 Outlook

●      Total Sales Increased 1.0%; Comparable-Store Sales Decreased 1.9%

●      EPS of $1.37 and Non-GAAP EPS $1.60

●      Expect to Reach Upper End of 2022 Sales and Earnings Range

●      Repurchased $89 million of stock

NEW YORK, NY, May 20, 2022 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended April 30, 2022.

“We are off to a strong start in 2022, reporting a solid quarter against the tough comparisons of fiscal stimulus and historically-low promotions from last year,” said Richard Johnson, Chairman and Chief Executive Officer. “Our progress in broadening and enriching our assortment continues, as we continue to meet our customers’ demand for choice. These efforts helped drive our strong results in the first quarter, and we believe will allow us to more fully participate in the robust growth of our category going forward.”

Mr. Johnson continued, “As we elevate brands across our portfolio, continue to use our real estate flexibility to optimize our footprint, and evolve our omni-channel capabilities, we are excited about our improving ability to expand our customer base and fuel our consumer’s desire for self-expression.”

First Quarter Results

The Company reported net income of $133 million, or $1.37 per share, for the 13 weeks ended April 30, 2022, compared with net income of $202 million, or $1.93 per share, for the corresponding prior-year period.

On a non-GAAP basis, the Company earned $1.60 per share, compared with non-GAAP earnings per share of $1.96 in the prior-year period.

First quarter comparable-store sales decreased by 1.9%, with apparel significantly outpacing footwear. Total sales increased by 1.0%, to $2,175 million, compared with sales of $2,153 million in the first quarter of 2021. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter increased by 3.0%.

Gross margin declined by 80 basis points compared with the prior-year period, driven by higher supply chain costs and slightly higher markdowns versus historically-low levels.

SG&A deleveraged by 190 basis points driven by labor costs and technology spend.

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Non-GAAP Adjustments

Effective with the first quarter of 2022, the calculation for non-GAAP earnings will exclude gains and losses from all minority investments, including the adjustments related to the investment in Retailors, Ltd. The Company believes this is a more representative measure of its recurring earnings, assists in the comparability of results, and is consistent with how management reviews performance. The non-GAAP results for 2021 will be recast to conform to the current year’s presentation. As the Company reports quarterly results through 2022, it will provide updated non-GAAP reconciliations for the corresponding prior year’s quarter under this revised definition.

During the first quarter of 2022, the Company recorded adjustments to earnings, which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. Adjustments included primarily 1) $6 million of impairments and other charges, including acquisition and integration costs, and 2) $24 million in minority interests net losses, primarily representing the investment in Retailors, Ltd.

Financial Position

As of April 30, 2022, the Company’s merchandise inventories were $1.4 billion, 37% higher than at the end of the first quarter last year putting us in a strong position to fulfill demand going forward.  At quarter-end, the Company's cash and cash equivalents totaled $551 million, while debt on its balance sheet was $456 million.

The Company’s total cash position, net of debt, was $95 million, as compared with $1.9 billion last year. During the first quarter of 2022, the Company repurchased 2.7 million shares for $89 million and paid a quarterly dividend of $0.40 per share, for a total of $38 million.

Financial Outlook

Andrew Page, Executive Vice President and Chief Financial Officer, said, “Following our solid results from the first quarter, our strong inventory position going into the remainder of the year, and our strengthening vendor relationships, based on our current visibility, we now expect to achieve the upper end of our revenue and earnings guidance for the full year. Our balance sheet and real estate flexibility remain strategic assets for us as we continue to navigate this dynamic industry and serve the sport and sneaker community.”

The Company’s updated full-year 2022 outlook is summarized in the table below.

Sales Change	Upper end of down 4% to 6%
Comparable Sales Growth	Upper end of down 8% to 10%
Square Footage Growth	Down 1% to 2%
Gross Margin	30.6% to 30.8%
SG&A Rate	20.7% to 20.9%
D&A	~$214 million
Interest	~$20 million
Tax Rate	29-30%
Non-GAAP EPS	Upper end of $4.25-$4.60
Capital Expenditures	Up to $275 million

Store Base Update

During the first quarter, the Company opened 24 new stores, remodeled or relocated 23 stores, and closed 67 stores.

As of April 30, 2022, the Company operated 2,815 stores in 28 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 148 franchised stores were operating in the Middle East and Asia.

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Conference Call and Webcast

The Company is hosting a live conference call at 9:00 a.m. ET today, Friday, May 20, 2022, to review these results and outlook and provide an update on the business. An Investor Presentation will be available on the investor relations section of the Company’s website before the start of the conference call. This conference call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via the Investor Relations section of footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 9912152 through June 3, 2022. A replay of the call will also be available via webcast from footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended January 29, 2022 filed on March 24, 2022. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended April 30, 2022 and May 1, 2021

(In millions, except per share amounts)

	First Quarter
	2022	2021
Sales	$2,175	$2,153
Cost of sales	1,435	1,404
Selling, general and administrative expenses	463	418
Depreciation and amortization	54	45
Impairment and other charges	6	4
Income from operations	217	282

Interest expense, net	(5)	(2)
Other (expense) / income, net	(22)	4
Income before income taxes	190	284
Income tax expense	58	82
Net income	132	202
Net loss attributable to noncontrolling interests	1	—
Net income attributable to Foot Locker, Inc.	$133	$202

Diluted earnings per share	$1.37	$1.93
Weighted-average diluted shares outstanding	97.2	105.0

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Effective with the first quarter of 2022, the Company will exclude all gains or losses associated with the minority investments to arrive at non-GAAP earnings, previously only certain amounts were adjusted. Those amounts not previously excluded from non-GAAP earnings during 2021 represented $17 million ($12 million after tax or $0.12 per share), $27 million ($20 million after tax or $0.19 per share), and $27 million ($20 million after tax or $0.21 per share) for the second, third, and fourth quarters of 2021, respectively. For the full year that represented income of $71 million ($52 million after tax or $0.50 per share) and was primarily related to our investment in Retailors, Ltd. Amounts recorded prior to 2021 were not significant. Non-GAAP financial measures that will be presented will i) exclude minority investments, ii) impairments and other charges, and iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

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Non-GAAP Reconciliation

(unaudited)

Periods ended April 30, 2022 and May 1, 2021

(In millions, except per share amounts)

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how management compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2022	2021 (1)
Pre-tax income:
Income before income taxes	$190	$284
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (2)	6	4
Other expense (3)	24	—
Adjusted income before income taxes (non-GAAP)	$220	$288

After-tax income:
Net income	$133	$202
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $2 and $1 million, respectively (2)	4	3
Other expense - net of income tax benefit of $6 and $- million, respectively (3)	18	—
Adjusted net income (non-GAAP)	$155	$205

	First Quarter
	2022	2021 (1)
Earnings per share:
Diluted earnings per share	$1.37	$1.93
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (2)	0.05	0.03
Other expense (3)	0.18	—
Adjusted diluted earnings per share (non-GAAP)	$1.60	$1.96

Notes on Non-GAAP Adjustments:

(1)	Non-GAAP results in the first quarter of 2021 were not affected by the change in presentation of minority investments discussed above.

(2)	During the thirteen weeks ended April 30, 2022 and May 1, 2021, the Company recorded pre-tax charges of $6 million ($4 million after-tax) and $4 million ($3 million after-tax), respectively, classified as Impairment and Other Charges. For the thirteen weeks ended April 30, 2022, impairment and other charges included $3 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges, $2 million of acquisition and integration costs related to WSS and atmos, and $1 million of other expenses. For the thirteen weeks ended May 1, 2021, impairment and other charges included a non-cash charge of $2 million related to one of our minority investments and charges of $2 million primarily related to severance costs in connection with the reorganization of certain support functions.

(3)	Other expense for the thirteen weeks ended April 30, 2022 primarily consisted of a $25 million loss on the change in fair value of our investment in Retailors, Ltd., a publicly-listed entity, which was partially offset by $1 million of dividend income and income from other various equity method investments.

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Consolidated Balance Sheets

(unaudited)

(In millions)

	April 30,	May 1,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$551	$1,963
Merchandise inventories	1,401	1,021
Other current assets	281	283
	2,233	3,267
Property and equipment, net	899	769
Operating lease right-of-use assets	2,566	2,700
Deferred taxes	79	101
Goodwill	783	159
Other intangible assets, net	441	16
Minority investments	759	342
Other assets	118	88
	$7,878	$7,442

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$565	$658
Accrued and other liabilities	428	572
Current portion of long-term debt and obligations under finance leases	6	101
Current portion of lease obligations	557	582
	1,556	1,913
Long-term debt and obligations under finance leases	450	8
Long-term lease obligations	2,323	2,470
Other liabilities	334	121
Total liabilities	4,663	4,512
Total shareholders' equity	3,215	2,930
	$7,878	$7,442

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 29,			April 30,	Relocations/
	2022	Opened	Closed	2022	Remodels
Foot Locker U.S.	802	3	19	786	8
Foot Locker Europe	626	4	5	625	6
Foot Locker Canada	95	1	3	93	—
Foot Locker Pacific	94	—	—	94	2
Foot Locker Asia	30	—	—	30	—
Kids Foot Locker	410	12	5	417	1
Lady Foot Locker	14	—	3	11	—
Champs Sports	525	1	10	516	3
Footaction	41	—	19	22	—
Sidestep	86	—	3	83	—
WSS	98	1	—	99	1
atmos	37	2	—	39	2
Total	2,858	24	67	2,815	23

Selling and gross square footage are as follows:

	May 1, 2021		April 30, 2022
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,389	4,172	2,374	4,103
Foot Locker Europe	1,007	2,146	1,085	2,256
Foot Locker Canada	258	421	253	417
Foot Locker Pacific	168	265	192	299
Foot Locker Asia	95	171	114	199
Kids Foot Locker	733	1,256	760	1,292
Lady Foot Locker	42	68	19	31
Champs Sports	1,903	2,975	1,903	2,980
Footaction	727	1,187	59	104
Sidestep	90	163	101	191
WSS (1)	—	—	972	1,223
atmos (2)	—	—	38	65
Total	7,412	12,824	7,870	13,160

(1)	The Company acquired 93 existing WSS stores in September 2021.

(2)	The Company acquired 38 existing atmos stores in November 2021.

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